EXHIBIT 32.2

CERTIFICATION PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

The undersigned hereby certifies in his capacity as CFO of Analysts International Corporation (“The Company”) that the Quarterly Report of the Company on Form 10-Q for the period ended June 28, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly represents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

A signed original of this written statement required by Section 906 has been provided to Analysts International and will be retained by Analysts International and furnished to the Securities and Exchange Commission or its staff upon request.

Dated: August 11, 2003	By:	/s/ John T. Paprocki
John T. Paprocki
Executive Vice President and Chief Financial Officer